TROUTMAN SANDERS LLP

ATTORNEYS AT LAW
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174
www.troutmansanders.com
TELEPHONE: 212-704-6000
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September 28, 2006

Amtrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038

Ladies and Gentlemen:

We have acted as counsel to Amtrust Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time of an aggregate of 25,584,000 shares of common stock, par value $0.01 per share (the “Shares”), by the selling stockholders named in the prospectus included in the Registration Statement.

In connection herewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (ii) the Amended and Restated Bylaws of the Company, as amended to date; (iii) copies of resolutions of the Board of Directors of the Company regarding the authorization, issuance and sale of the Shares; (iv) an officer’s certificate of the Company relating to the purchase price paid to the Company by the selling stockholders for the Shares; (v) the Registration Statement, and all exhibits thereto; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-K promulgated under the Act.

The opinion expressed above is limited to the applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

Very truly yours,

/s/ TROUTMAN SANDERS LLP

TROUTMAN SANDERS LLP